Exhibit 99.1

 P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS SECOND QUARTER RESULTS

-- Transmission Outlook on Track

-- Distribution Outlook Tempered by Economic Conditions, Mild Weather

BERLIN, Connecticut, August 4, 2009 — Northeast Utilities (NYSE: NU) today reported earnings of $82.9 million, or $0.47 per share, in the second quarter of 2009, compared with earnings of $57.8 million, or $0.37 per share, in the second quarter of 2008.  In the first six months of 2009, NU earned $180.5 million, or $1.07 per share, compared with earnings of $116.2 million, or $0.75 per share, in the first six months of 2008.  Results for 2008 include a first quarter after-tax charge of $29.8 million, or $0.19 per share, associated with the settlement of litigation.  Excluding that charge, NU earned $146.0 million, or $0.94 per share1, in the first six months of 2008.

Charles W. Shivery, NU’s chairman, president and chief executive officer, attributed NU’s improved operating results in 2009 primarily to the completion in late 2008 of a number of major transmission projects in southwest Connecticut, the resolution of various tax issues, and the company’s rigorous cost management.  On an earnings per share basis, higher net income was partially offset by the issuance of nearly 19 million shares in March 2009.

Earnings guidance

NU today narrowed its projected 2009 consolidated earnings guidance to between $1.80 per share and $1.90 per share.  The new range is consistent with NU’s previous guidance of the lower end of a range of between $1.80 per share and $2.00 per share.  NU believes that its distribution and generation earnings will be between $0.90 per share and $1.00 per share1, compared with previous guidance of between $1.00 per share and $1.10 per share1.  NU attributed the change primarily to a combination of lower projected retail electric sales for the full year, due to difficult economic conditions and mild summer weather, higher uncollectible expense, and a higher than initially expected level of average common shares outstanding.

“Our customers and shareholders continue to benefit from our regional energy infrastructure investments and the positive outlook for our transmission segment, but there continues to be ongoing stress on our distribution business,” Shivery said.  “Though we are addressing difficult economic conditions with rigorous cost management, the economic slowdown is clearly impacting our distribution segment outlook.  While distribution results improved in the second quarter of this year, much of that improvement was driven by the resolution of tax issues, not by improved business fundamentals.”

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NU projects transmission earnings of approximately $0.90 per share1, compared with a previous range of $0.85 per share to $0.90 per share1.  NU said its transmission segment is expected to benefit from a higher than previously projected level of capital investment in 2009.  NU anticipates that its competitive businesses will earn approximately $0.05 per share1, compared with a previous range of $0.00-$0.05 per share1.  The change reflects strong performance in the first half of 2009.  Also, NU continues to project net expenses at its parent and other companies of approximately $0.05 per share1.

Transmission

NU’s transmission segment earned $41.8 million in the second quarter of 2009 and $77.2 million in the first six months of 2009, compared with $35.2 million in the second quarter of 2008 and $67.7 million in the first six months of 2008.  The higher earnings primarily reflect the completion of the southwest Connecticut transmission projects.  Due to the timing of capital investment, NU now projects transmission capital expenditures in 2009 of approximately $275 million, compared with a previous projection of approximately $225 million.  Overall, NU now projects capital expenditures of approximately $970 million, compared with an earlier projection of approximately $920 million.

“Transmission projects we have completed in recent years continue to provide our region with a more reliable system, particularly in southwest Connecticut, while at the same time eliminating congestion that had been costing electric customers at least $150 million a year,” Shivery said.

Distribution and Generation

NU’s distribution and generation segment earned $38.2 million in the second quarter of 2009 and $97.4 million in the first six months of 2009, compared with earnings of $25.6 million in the second quarter of 2008 and $79.4 million in the first six months of 2008.  NU’s second-quarter 2009 distribution and generation results benefited from effective cost management at each of the utilities and by $8.2 million from the resolution of several routine tax issues.  Those benefits were partially offset by lower retail electric sales.

Overall, NU’s kilowatt-hour sales were down 6.3 percent in the second quarter of 2009, compared with the same period of 2008.  They were down 2.6 percent on a weather-adjusted basis.  Over the first six months of 2009, NU’s electric sales were down 3.8 percent compared with the same period of 2008, and were down 2.8 percent on a weather-adjusted basis.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $21.9 million in the second quarter of 2009 and $43.6 million in the first six months of 2009, compared with earnings of $14.8 million in the second quarter of 2008 and $33.7 million in the first six months of 2008.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $11.9 million in the second quarter of 2009 and $25.4 million in the first six months of 2009, compared with $10.1 million in the second quarter of 2008 and $21.6 million in the first six months of 2008.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $3.8 million in the second quarter of 2009 and $8.6 million in the first six months of 2009, compared with earnings of $1.7 million in the second quarter of 2008 and $6.5 million in the first six months of 2008.  Results in the second quarter of 2008 included a $1 million regulatory disallowance.

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Yankee Gas Services Company earned $0.6 million in the second quarter of 2009 and $19.8 million in the first six months of 2009, compared with a loss of $1.0 million in the second quarter of 2008 and earnings of $17.6 million in the first six months of 2008.  Second quarter 2008 results included a $3.5 million after-tax charge resulting from a June 2008 regulatory decision requiring Yankee Gas to refund certain previous gas cost recoveries.  Yankee Gas results also reflect the effects of cooler weather in the second quarter of 2009, compared with the same period of 2008.  As a result, Yankee Gas firm sales were up 0.3 percent in the second quarter of 2009, compared with the same period of 2008.  They were down 1.3 percent on a weather-normalized basis.  Over the first six months of 2009, Yankee Gas firm sales were up 8.8 percent compared with the first six months of 2008.  They were 4.5 percent higher on a weather-normalized basis.

Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $5.5 million in the second quarter of 2009 and $11.3 million in the first six months of 2009, compared with earnings of $2.2 million in the second quarter of 2008 and $4.1 million in the first six months of 2008.  NUEI’s results benefited from earnings related to its remaining wholesale obligations, including $4.6 million of year-to-date mark-to-market gains.

NU parent and other companies

NU parent and other companies had net after-tax expenses of $2.6 million in the second quarter of 2009 and $5.4 million in the first six months of 2009, compared with net after-tax expenses of $5.2 million in the second quarter of 2008 and $35.0 million in the first six months of 2008, including the litigation settlement charge.  The improved second quarter results were due to reduced net interest expense.

NU has approximately 175 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

The following table reconciles 2009 and 2008 second-quarter and first-half results.

		Second Quarter	First Half
2008	Reported EPS	$0.37	$0.75
	Litigation settlement charge in 2008	---	$0.19
	Reported EPS before litigation charge in 2008	$0.37	$0.94[1]
	Improved transmission earnings in 2009, net of dilution	$0.01	$0.03
	Improved distribution and generation earnings in 2009, net of dilution	$0.06	$0.06
	Parent/Other results in 2009, net of dilution	$0.01	$0.00
	Competitive business earnings in 2009, net of dilution	$0.02	$0.04
2009	Reported EPS	$0.47	$1.07

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Financial results for the second quarter and first half of 2009 and 2008 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2009	June 30, 2008	Increase	2009 EPS[1]
CL&P Distribution	$21.9	$14.8	$7.1	$0.13
PSNH Distribution/Generation	$11.9	$10.1	$1.8	$0.07
WMECO Distribution	$3.8	$1.7	$2.1	$0.02
Yankee Gas	$0.6	($1.0)	$1.6	$0.00
Total—Distribution/Generation	$38.2	$25.6	$12.6	$0.22
CL&P Transmission	$35.1	$30.0	$5.1	$0.20
PSNH Transmission	$4.7	$3.6	$1.1	$0.03
WMECO Transmission	$2.0	$1.6	$0.4	$0.01
Total—Transmission	$41.8	$35.2	$6.6	$0.24
Total—Regulated	$80.0	$60.8	$19.2	$0.46
NU Parent and Other Companies	($2.6)	($5.2)	$2.6	($0.02)
Competitive	$5.5	$2.2	$3.3	$0.03
Reported Earnings	$82.9	$57.8	$25.1	$0.47

Six months ended:

(in millions, except EPS)	June 30, 2009	June 30, 2008	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$43.6	$33.7	$9.9	$0.25
PSNH Distribution/Generation	$25.4	$21.6	$3.8	$0.15
WMECO Distribution	$8.6	$6.5	$2.1	$0.05
Yankee Gas	$19.8	$17.6	$2.2	$0.12
Total—Distribution/Generation	$97.4	$79.4	$18.0	$0.57
CL&P Transmission	$65.2	$55.8	$9.4	$0.39
PSNH Transmission	$8.6	$8.8	($0.2)	$0.05
WMECO Transmission	$3.4	$3.1	$0.3	$0.02
Total—Transmission	$77.2	$67.7	$9.5	$0.46
Total—Regulated	$174.6	$147.1	$27.5	$1.03
NU Parent and Other Companies	($5.4)	($5.2)	($0.2)	($0.03)
Competitive	$11.3	$4.1	$7.2	$0.07
Total before litigation impact[1]	$180.5	$146.0	$34.5	$1.07
Litigation charge	---	($29.8)	$29.8	---
Reported Earnings	$180.5	$116.2	$64.3	$1.07

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Retail sales data:

Gwh for three months ended	June 30, 2009	June 30, 2008	% Change Actual	% Change Weather Norm.
CL&P	5,032	5,314	(5.3%)	(1.3%)
PSNH	1,773	1,908	(7.0%)	(4.0%)
WMECO	820	915	(10.4%)	(7.4%)
Total NU	7,622	8,133	(6.3%)	(2.6%)

Gwh for six months ended
CL&P	10,911	11,286	(3.3%)	(2.3%)
PSNH	3,814	3,963	(3.8%)	(2.9%)
WMECO	1,792	1,919	(6.6%)	(5.8%)
Total NU	16,510	17,160	(3.8%)	(2.8%)

Yankee Gas firm volumes in mmcf for three months ended	7,242	7,217	0.3%	(1.3%)
Yankee Gas firm volumes in mmcf for six months ended	24,276	22,319	8.8%	4.5%

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth or other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction by local, state and federal regulatory bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The earnings and EPS of each segment do not represent a direct legal interest in the assets and liabilities allocated to such segment but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide segmented earnings results and guidance and believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s business segments.  This release also references NU’s 2008 earnings and EPS excluding a significant charge associated with a litigation settlement payment, which are non-GAAP measures.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of NU’s performance and provides additional and useful information to investors in analyzing historical and future performance.  These non-GAAP measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or  EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast an investor presentation Wednesday (8/5/09) at 11 a.m. Eastern Daylight Time. The webcast can be accessed through NU’s website at www.nu.com.